Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— April 30, 2008—IAC (Nasdaq: IACI) released first quarter 2008 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2008	Q1 2007	Growth
Revenue	$1,602.3	$1,490.1	8%

Operating Income Before Amortization	135.2	140.4	-4%
Adjusted Net Income	87.2	96.9	-10%
Adjusted EPS	0.30	0.31	-5%

Operating Income	70.0	85.4	-18%
Net Income	52.8	60.7	-13%
GAAP Diluted EPS	0.18	0.20	-8%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

“With this quarter’s results, it couldn’t be clearer that we are on the right course in separating IAC into 5 distinct public entities. Each of the businesses have their own unique opportunities – some with current challenges and others with wind at their backs,” said IAC’s Chairman and CEO, Barry Diller. “Ticketmaster grew revenue strongly and continues to invest for the future; our Retailing business struggled due to consumer pressures at Catalogs but, importantly, HSN continued to exhibit strong momentum; Interval continued its superb execution; Lending significantly narrowed its losses and posted its first quarter of sequential revenue growth in eight quarters; and, New IAC posted outstanding results with a more than doubling of profit in its Media & Advertising business.”

Overall Highlights

•            Q1 revenue growth was solid, while Operating Income Before Amortization declined modestly, reflecting the effects of a difficult macro environment on our Catalogs business, profit declines at Ticketmaster, and transaction expenses in connection with our planned spin-offs. Excluding transaction expenses, Operating Income Before Amortization grew 2% over the prior year, driven in large part by impressive growth at our Media & Advertising business.

•            Q1 Free Cash Flow was $111.6 million, up 86% over the prior year, with $148.7 million in net cash provided by operating activities.

•            As previously reported, IAC repurchased 6 million common shares at $24.25 per share on January 10, 2008.

Given the pending spin-off transactions, we thought it appropriate to present Q1 results for the businesses which will comprise IAC, HSN, Ticketmaster, LendingTree and Interval after the spin-offs:

Results As They Would Appear Post Spins*

	Revenue			Operating Income Before Amortization			Operating (Loss) Income
	Q1 2008	Q1 2007	Growth	Q1 2008	Q1 2007	Growth	Q1 2008	Q1 2007	Growth
	$ in millions			$ in millions			$ in millions
New IAC	$392.0	$320.7	22%	$5.0	$(6.0)	NM	$(33.3)	$(39.2)	15%
Retailing (To be named HSN)	676.9	666.7	2%	26.2	39.4	-33%	20.2	35.2	-42%
Ticketmaster	349.0	303.6	15%	61.7	71.6	-14%	51.0	64.8	-21%
LendingTree	70.2	113.2	-38%	(4.9)	(3.4)	-44%	(8.7)	(7.8)	-11%
Interval	115.9	86.4	34%	47.3	38.9	22%	40.8	32.6	25%

* Following the spin-offs, the businesses comprising IAC will consist of those reported under New IAC on page 2. Shoebuy and ReserveAmerica have been moved to Emerging Businesses and are reflected in the results for New IAC above for all periods presented. Retailing (to be named HSN) will consist of HSN and Catalogs, LendingTree will include both the Lending and Real Estate businesses, while Ticketmaster and Interval will consist of the businesses previously comprising these segments. Additionally, New IAC numbers above include all corporate and spin-off expenses.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

NEW IAC

	Q1 2008	Q1 2007	Growth
	$ in millions
Revenue
Media & Advertising	$215.5	$168.1	28%
Match	90.5	82.4	10%
ServiceMagic	28.9	21.6	34%
Entertainment	21.0	20.7	1%
Emerging Businesses	43.8	28.4	54%
Intercompany Elimination	(7.7)	(0.5)	-1478%
	$392.0	$320.7	22%
Operating Income Before Amortization
Media & Advertising	$36.9	$17.2	115%
Match	10.1	8.4	21%
ServiceMagic	6.1	6.2	-1%
Entertainment	(13.9)	(13.0)	-7%
Emerging Businesses	(7.2)	(2.2)	-231%
Corporate	(27.0)	(22.6)	-20%
	$5.0	$(6.0)	NM
Operating Income (Loss)
Media & Advertising	$30.7	$10.5	192%
Match	7.1	8.2	-13%
ServiceMagic	5.6	5.3	6%
Entertainment	(14.5)	(13.7)	-5%
Emerging Businesses	(8.7)	(3.6)	-139%
Corporate	(53.6)	(45.9)	-17%
	$(33.3)	$(39.2)	15%

Media & Advertising

Media & Advertising consists of proprietary properties such as Ask.com, Fun Web Products, Citysearch and Evite and network properties which include distributed search, sponsored listings, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by improved economics associated with the renewed partnership with Google, which resulted in an increase in revenue per query across all proprietary search sites. Revenue benefited further from an increase in queries and revenue per query at Fun Web Products and from distributed search. Revenue and revenue per query at Ask.com grew strongly, even excluding the benefits of the renewed contract. Queries declined overall due largely to significantly reduced marketing which more than offset growth in the core user base which searches most frequently. Proprietary revenue growth outpaced that of network revenue, primarily due to higher revenue per query at proprietary sites like Ask.com and Zwinky.com.

Media & Advertising profit benefited from a reduction in the current year expense of $4.6 million resulting from the capitalization and amortization of costs related to the distribution of toolbars which began on April 1, 2007. These costs had previously been expensed as incurred. Profits benefited further from lower marketing spend at Ask.com.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

NEW IAC – continued

Match

Revenue growth was driven by an 8% and 12% increase in international subscribers and revenue per subscriber, respectively, and 6% growth in revenue per subscriber domestically where subscribers declined slightly. Operating Income Before Amortization growth reflects lower customer acquisition costs as a percentage of revenue in international markets. Domestic customer acquisition costs increased reflecting increased spending related to Chemistry.com, which continues to grow subscribers, partially offset by reductions in other domestic marketing spend. Operating income for the current period reflects amortization of non-cash marketing of $2.8 million.

ServiceMagic

ServiceMagic revenue benefited from a 12% increase in customer service requests, improved monetization of service requests and a 7% increase in the number of service providers in the network. Flat Operating Income Before Amortization reflects increased operating expenses primarily associated with the expansion of the sales force and higher customer acquisition costs, including higher offline marketing expenses, versus the prior year period. Profits were impacted further by slower growth from higher margin discretionary home repair and improvement requests, which we believe is due, in part, to the general slowdown in housing and consumer spending. Operating Income growth reflects lower amortization of intangibles.

Entertainment

Revenue was flat and a decline in Operating Income Before Amortization reflects increased professional fees and ongoing investments to increase both advertising revenue and the quality of local content throughout Entertainment’s discount and promotion product suite.

Emerging Businesses

Emerging Businesses include Shoebuy, ReserveAmerica, Pronto.com, Gifts.com, InstantAction.com and programming businesses such as Connected Ventures, 23/6, VSL and RushmoreDrive.com. Revenue for the period primarily reflects strong growth at Pronto.com and Shoebuy, while losses increased due primarily to the inclusion of InstantAction.com, RushmoreDrive.com and other start-up investments not in the year ago figures.

Corporate

Corporate expense for the period included $8.6 million in expenses related to the spin-offs.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RETAILING (To be named HSN)

	Q1 2008	Q1 2007	Growth
	$ in millions
Revenue	$676.9	$666.7	2%
Operating Income Before Amortization	$26.2	$39.4	-33%
Operating Income	$20.2	$35.2	-42%

Revenue reflects 9% growth at HSN, excluding America’s Store, which ceased operations on April 3, 2007, partially offset by a 7% decline at Catalogs. Online sales continued to grow at a double digit rate in the first quarter.

HSN revenue grew 5% for the period on comparable unit shipments and a 5% increase in average price point. The increase in average price point was largely the result of increased sales in electronics. During the quarter, HSN continued to improve sales efficiency and increased the number and average spend of active customers. Catalogs revenue decline reflects a 4% decrease in units shipped and a 2% decline in average price point. The Catalogs business, which is principally comprised of home and apparel merchandise, continues to be affected by the difficult retail environment.

Operating Income Before Amortization at HSN declined 1% to $31.4 million, principally due to a shift in consumer demand and thus sales mix to electronics and cookware, which typically carry a lower margin. Profits were further negatively impacted by higher shipping and handlings costs. Catalogs Operating Income Before Amortization declined from $7.7 million in the first quarter of 2007 to a loss of $5.2 million in the current period, reflecting lower gross margins in a highly promotional retail environment, partially offset by reduced costs associated with a 15% decline in catalog circulation.

Operating income of $27.6 million at HSN for the current period reflects amortization of non-cash marketing of $3.7 million and amortization of intangibles of $0.1 million, a decrease of $1.5 million. Operating loss of $7.3 million at Catalogs for the current period reflects amortization of intangibles of $ 2.1 million, a decrease of $0.4 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

TICKETMASTER

	Q1 2008	Q1 2007	Growth
	$ in millions
Revenue	$349.0	$303.6	15%
Operating Income Before Amortization	$61.7	$71.6	-14%
Operating Income	$51.0	$64.8	-21%

Revenue growth was driven by a 3% increase in tickets sold, with 7% higher average overall revenue per ticket. Domestic revenue increased 15% primarily due to contributions from Paciolan and TicketsNow (acquired in January and February, respectively) as well as higher average revenue per ticket and slightly higher overall ticket volume, including ticket sales for Jonas Brothers, Tom Petty and Kenny Chesney. International revenue grew 16%, or 6% excluding the effects of foreign exchange, due primarily to increased revenue in Canada and Australia. Acquisitions contributed $18.4 million to Ticketmaster’s overall revenue. Profits were adversely impacted by non-recurring items benefiting the prior year and losses associated with certain acquisitions and strategic investments, particularly in Germany, China and resale initiatives. Profits were impacted further by higher expenses associated with product and technology initiatives and higher overall royalty rates. Operating income for the current period reflects an increase in amortization of intangibles and an increase in non-cash compensation.

LENDINGTREE

	Q1 2008	Q1 2007	Growth
	$ in millions
Revenue
Lending	$61.8	$100.0	-38%
Real Estate	8.4	13.2	-37%
	$70.2	$113.2	-38%
Operating Income Before Amortization
Lending	$(1.0)	$3.1	NM
Real Estate	(3.9)	(6.6)	40%
	$(4.9)	$(3.4)	-44%
Operating (Loss) Income
Lending	$(3.7)	$0.1	NM
Real Estate	(5.0)	(8.0)	37%
	$(8.7)	$(7.8)	-11%

Lending

Revenue declined primarily due to fewer loans sold into the secondary market and fewer loans closed at the exchange. Revenue from all home loan products declined. Losses reflect a shift to lower margin products, higher costs per loan sold as a result of lower close rates and stricter underwriting criteria. Losses also reflect certain charges aggregating $3.1 million associated with legal and regulatory costs and restructuring initiatives, partially offset by lower marketing and other operating expenses.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LENDINGTREE – continued

Real Estate

Revenue declines reflect the absence of revenue from the agent network business which closed in December 2007 and fewer closings at the builder and broker networks, partially offset by increased closings at the company owned brokerage. The company owned brokerage, now operating in 14 markets, grew revenue 38% during the period. Losses decreased due primarily to lower marketing expenses and lower administrative costs resulting in part from the restructuring of the business during 2007.

INTERVAL

	Q1 2008	Q1 2007	Growth
	$ in millions
Revenue	$115.9	$86.4	34%
Operating Income Before Amortization	$47.3	$38.9	22%
Operating Income	$40.8	$32.6	25%

Revenue reflects a $19.1 million contribution from ResortQuest Hawaii, acquired on May 31, 2007. Revenue and profit growth were driven by strong transaction revenue, due to 6% growth in member transaction volume and higher average fees, and a 4% increase in members. Profits grew at a slower rate than revenue primarily due to the inclusion of ResortQuest Hawaii.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Q1 other income (expense) benefited from a $4.3 million gain in Q1 2008 reflecting an increase in the fair value of the derivative asset received by the Company in connection with the sale of HSE24. The fair value of this derivative increases or decreases in inverse correlation to the fair value of the underlying stock of Arcandor AG. Additionally, Q1 other income (expense) benefited from a $2.3 million gain in Q1 2008 as compared to a $0.3 million loss in Q1 2007, reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

The effective tax rates for continuing operations and adjusted net income were 43% and 40% in Q1 2008, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes and non-deductible costs related to the spin-offs, partially offset by foreign income taxed at lower rates.  The Q1 2008 effective tax rate for continuing operations was further impacted by interest on tax contingencies and a write-off of a deferred tax asset related to non-cash compensation.  The effective tax rates for continuing operations and adjusted net income were 38% and 37% in Q1 2007, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes and interest on tax contingencies, partially offset by foreign tax credits associated with equity income from unconsolidated affiliates.

Prior year data has been restated to reflect the correction of an error related to Interval’s deferred revenue and related costs.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

As previously disclosed, IAC repurchased 6 million shares during Q1 at a purchase price of $24.25 per share. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of March 31, 2008, IAC had approximately $1.4 billion in cash, restricted cash and marketable securities, $943.4 million in debt and, excluding $78.7 million in LendingTree Loans debt that is non-recourse to IAC, $551.3 million in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	4/25/08	Dilution at:

Share Price			$20.29	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 4/25/08	278.6		278.6	278.6	278.6	278.6	278.6

RSUs and Other	10.1		10.1	9.9	9.8	9.7	9.6
Options	17.1	$27.38	0.8	1.3	1.9	2.4	2.9
Warrants	34.6	$27.88	2.9	4.4	5.6	7.9	10.4
Convertible Notes	0.5	$14.82	0.5	0.5	0.5	0.5	0.5

Total Treasury Method Dilution			14.3	16.1	17.7	20.4	23.4
% Dilution			4.9%	5.5%	6.0%	6.8%	7.7%
Total Treasury Method Diluted Shares Outstanding			292.8	294.7	296.3	299.0	301.9

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Wednesday, April 30, 2008, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

			Q1 2008	Q1 2007	Growth

MEDIA & ADVERTISING
Revenue by traffic source

Proprietary			61.6%	57.7%
Network			38.4%	42.3%

MATCH
Paid Subscribers (000s)			1,352.2	1,338.9	1%

RETAILING	(a	)
Units shipped (mm)			12.5	12.5	0%
Gross profit%			34.8%	37.2%
Return rate			19.1%	18.3%
Average price point			$61.20	$59.49	3%
Internet%	(b	)	33%	30%
HSN total homes - end of period (mm)			91.5	89.8	2%
Catalogs mailed (mm)			87.2	102.7	-15%

TICKETMASTER
Number of tickets sold (mm)	(c	)	36.7	35.7	3%
Gross value of tickets sold (mm)	(c	)	$2,218	$2,076	7%

LENDINGTREE
Lending

Transmitted QFs (000s)	(d	)	678.7	1,002.5	-32%
Closings - units (000s)	(e	)	29.8	62.1	-52%
Closings - dollars ($mm)	(e	)	$7,485	$7,376	1%

Real Estate
Closings - units (000s)			1.6	2.6	-37%
Closings - dollars ($mm)			$415	$649	-36%

INTERVAL
Members (000s)			1,977	1,907	4%
Confirmations (000s)	(f	)	319	301	6%
Share of confirmations online	(f	)	28%	25%

(a)

Retailing includes HSN and catalogs for all periods presented. Excludes Shoebuy which has been moved to Emerging Businesses for all periods presented. Retailing metrics exclude units sold on a wholesale basis.

(b)	Internet demand as a percent of total Retailing demand excluding Liquidations and Services.
(c)	Ticketmaster excludes ReserveAmerica which has been moved to Emerging Businesses for all periods presented.
(d)	Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.
(e)	Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.
(f)	Excludes bookings for ResortQuest Hawaii from non-Interval members.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2008	2007
		(Restated)
Product sales	$723,530	$706,506
Service revenue	878,819	783,625
Net revenue	1,602,349	1,490,131
Cost of sales-product sales (exclusive of depreciation shown separately below)	464,408	436,655
Cost of sales-service revenue (exclusive of depreciation shown separately below)	398,006	334,660
Gross profit	739,935	718,816

Selling and marketing expense	337,197	331,378
General and administrative expense	219,878	202,995
Other operating expense	33,913	30,415
Amortization of non-cash marketing	6,511	507
Amortization of intangibles	29,821	30,228
Depreciation	42,603	37,847
Operating income	70,012	85,446

Other income (expense):
Interest income	10,491	19,291
Interest expense	(12,851)	(15,016)
Equity in income of unconsolidated affiliates	6,445	7,847
Other income	12,052	681
Total other income, net	16,137	12,803

Earnings from continuing operations before income taxes and minority interest	86,149	98,249
Income tax provision	(36,809)	(37,489)
Minority interest in losses (income) of consolidated subsidiaries	895	(113)
Earnings from continuing operations	50,235	60,647
Income from discontinued operations, net of tax	2,581	103
Net earnings available to common shareholders	$52,816	$60,750

Earnings per share from continuing operations:
Basic earnings per share	$0.18	$0.21
Diluted earnings per share	$0.18	$0.20

Net earnings per share available to common shareholders:
Basic earnings per share	$0.19	$0.21
Diluted earnings per share	$0.18	$0.20

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(audited)

ASSETS
Cash and cash equivalents	$1,234,050	$1,585,302
Restricted cash and cash equivalents	12,613	23,701
Marketable securities	169,307	326,788
Accounts receivable, net	508,291	483,336
Loans held for sale, net	91,185	86,754
Inventories	351,411	331,970
Deferred income taxes	94,373	97,401
Prepaid and other current assets	349,091	352,177
Total current assets	2,810,321	3,287,429

Property and equipment, net	660,646	651,474
Goodwill	6,794,102	6,473,014
Intangible assets, net	1,521,971	1,404,897
Long-term investments	501,022	450,318
Other non-current assets	280,461	257,388
TOTAL ASSETS	$12,568,523	$12,524,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$93,374	$111,857
Accounts payable, trade	307,790	279,749
Accounts payable, client accounts	500,547	413,070
Deferred revenue	199,472	171,650
Income taxes payable	5,039	20,521
Accrued expenses and other current liabilities	626,100	691,965
Total current liabilities	1,732,322	1,688,812

Long-term obligations, net of current maturities	850,005	834,566
Income taxes payable	265,987	266,488
Other long-term liabilities	177,352	171,725
Deferred income taxes	988,611	938,786
Minority interest	40,238	40,481

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	418	417
Class B convertible common stock	32	32
Additional paid-in capital	14,763,013	14,744,318
Retained earnings	620,636	567,820
Accumulated other comprehensive income	44,238	39,814
Treasury stock	(6,914,329)	(6,768,739)
Total shareholders’ equity	8,514,008	8,583,662
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,568,523	$12,524,520

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2008	2007
		(Restated)
Cash flows from operating activities attributable to continuing operations:
Net earnings available to common shareholders	$52,816	$60,750
Less: income from discontinued operations, net of tax	(2,581)	(103)
Earnings from continuing operations	50,235	60,647
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	72,424	68,075
Non-cash compensation expense	28,903	24,226
Amortization of cable distribution fees	1,120	1,241
Amortization of non-cash marketing	6,511	507
Deferred income taxes	4,547	1,801
Gain on sales of loans held for sale	(23,573)	(48,617)
Equity in income of unconsolidated affiliates, net of dividends	(6,445)	(7,847)
Minority interest in (losses) income of consolidated subsidiaries	(895)	113
Changes in current assets and liabilities:
Accounts receivable	40,292	21,040
Origination of loans held for sale	(611,490)	(1,997,623)
Proceeds from sales of loans held for sale	628,501	1,981,313
Inventories	(15,185)	(31,014)
Prepaid and other current assets	(34,619)	(14,067)
Accounts payable, income taxes payable and other current liabilities	(23,026)	(104,448)
Deferred revenue	17,942	21,669
Funds collected by Ticketmaster on behalf of clients, net	18,963	43,335
Other, net	(5,477)	11,285
Net cash provided by operating activities attributable to continuing operations	148,728	31,636
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(414,203)	(54,576)
Capital expenditures	(36,460)	(51,355)
Purchases of marketable securities	(35,971)	(166,202)
Proceeds from sales and maturities of marketable securities	181,035	283,319
Increase in long-term investments	(48,549)	(250)
Other, net	352	35
Net cash (used in) provided by investing activities attributable to continuing operations	(353,796)	10,971
Cash flows from financing activities attributable to continuing operations:
Borrowings under lines of credit	553,141	1,947,302
Repayments of lines of credit	(553,828)	(1,884,903)
Principal payments on long-term obligations	(20,378)	(11,204)
Purchase of treasury stock	(145,590)	(322,577)
Issuance of common stock, net of withholding taxes	(6,016)	12,699
Excess tax benefits from stock-based awards	322	6,889
Other, net	12,746	(7,860)
Net cash used in financing activities attributable to continuing activities	(159,603)	(259,654)
Total cash used in continuing operations	(364,671)	(217,047)
Net cash provided by operating activities attributable to discontinued operations	711	8,182
Net cash used in investing activities attributable to discontinued operations	—	(1,459)
Net cash used in financing activities attributable to discontinued operations	—	(280)
Total cash provided by discontinued operations	711	6,443
Effect of exchange rate changes on cash and cash equivalents	12,708	3,631
Net decrease in cash and cash equivalents	(351,252)	(206,973)
Cash and cash equivalents at beginning of period	1,585,302	1,428,140
Cash and cash equivalents at end of period	$1,234,050	$1,221,167

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities attributable to continuing operations	$148.7	$31.6
(Decrease) increase in lines of credit	(0.7)	62.4
Capital expenditures	(36.5)	(51.4)
Tax refunds related to the sale of VUE interests	—	(28.5)
Tax payments related to the sale of PRC	—	46.0
Free Cash Flow	$111.6	$60.1

For the three months ended March 31, 2008, consolidated Free Cash Flow increased by $51.5 million from the prior year period due principally to lower cash taxes paid, lower capital expenditures and improved cash management, partially offset by a decreased contribution from Ticketmaster client cash. The contribution from Ticketmaster client cash decreased $24.4 million from the prior year period. Free Cash Flow includes the change in lines of credit because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments and refunds related to the sale of the Company’s interests in PRC and VUE because the proceeds from these sales were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2008	2007
		(Restated)
Diluted (loss) earnings per share	$0.18	$0.20
GAAP diluted weighted average shares outstanding	286,244	304,685
Net (loss) earnings available to common shareholders	$52,816	$60,750
Non-cash compensation expense	28,903	24,226
Amortization of non-cash marketing	6,511	507
Amortization of intangibles	29,821	30,228
Net other (income) expense related to the fair value adjustment of derivatives	(2,308)	310
Other income related to fair value adjustment of the derivative created in the sale of HSE24	(4,286)	—
Gain on sale of VUE interests and related effects	1,619	2,072
Discontinued operations, net of tax	(2,581)	(103)
Impact of income taxes and minority interest	(23,417)	(21,243)
Interest on convertible notes, net of tax	92	121
Adjusted Net Income	$87,170	$96,868

Adjusted EPS weighted average shares outstanding	293,482	310,795

Adjusted EPS	$0.30	$0.31

GAAP Basic weighted average shares outstanding	278,767	287,191
Options, warrants and restricted stock, treasury method	7,477	16,886
Conversion of convertible preferred and convertible notes (if applicable)	—	608
GAAP Diluted weighted average shares outstanding	286,244	304,685
Options, warrants and RS, treasury method not included in diluted shares above	—	—
Impact of restricted shares and convertible preferred and notes (if applicable), net	7,238	6,110
Adjusted EPS shares outstanding	293,482	310,795

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
New IAC
Media & Advertising	$36.9	$—	$—	$(6.2)	$30.7
Match	10.1	—	(2.8)	(0.2)	7.1
ServiceMagic	6.1	(0.2)	—	(0.4)	5.6
Entertainment	(13.9)	—	—	(0.5)	(14.5)
Emerging Businesses	(7.2)	(0.2)	—	(1.2)	(8.7)
Corporate	(27.0)	(26.5)	—	—	(53.6)
Total New IAC	5.0	(26.9)	(2.8)	(8.6)	(33.3)
Retailing (To be named HSN)	26.2	(0.1)	(3.7)	(2.2)	20.2
Ticketmaster	61.7	(1.8)	—	(8.9)	51.0
LendingTree
Lending	(1.0)	(0.1)	—	(2.6)	(3.7)
Real Estate	(3.9)	—	—	(1.1)	(5.0)
Total LendingTree	(4.9)	(0.1)	—	(3.7)	(8.7)
Interval	47.3	—	—	(6.5)	40.8
Total	$135.2	$(28.9)	$(6.5)	$(29.8)	70.0
Other income, net					16.1
Earnings from continuing operations before income taxes and minority interest					86.1
Income tax provision					(36.8)
Minority interest in losses of consolidated subsidiaries					0.9
Earnings from continuing operations					50.2
Income from discontinued operations, net of tax					2.6
Net earnings available to common shareholders					$52.8

(A) Non-cash compensation expense includes $2.1 million, $2.3 million, $24.5 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

New IAC
Media & Advertising	$9.5
Match	2.1
ServiceMagic	0.8
Entertainment	1.3
Emerging Businesses	1.6
Corporate	3.3
Total New IAC	18.5
Retailing (To be named HSN)	9.0
Ticketmaster	11.1
LendingTree
Lending	1.4
Real Estate	0.4
Total Lending Tree	1.8
Interval	2.2
Total Depreciation	$42.6

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

New IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
New IAC
Media & Advertising	$17.2	$—	$(0.5)	$(6.2)	$10.5
Match	8.4	—	—	(0.2)	8.2
ServiceMagic	6.2	(0.2)	—	(0.8)	5.3
Entertainment	(13.0)	—	—	(0.7)	(13.7)
Emerging Businesses	(2.2)	(0.6)	—	(0.9)	(3.6)
Corporate	(22.6)	(23.2)	—	—	(45.9)
Total New IAC	(6.0)	(24.0)	(0.5)	(8.7)	(39.2)
Retailing (To be named HSN)	39.4	(0.1)	—	(4.1)	35.2
Ticketmaster	71.6	—	—	(6.9)	64.8
LendingTree
Lending	3.1	(0.1)	—	(2.9)	0.1
Real Estate	(6.6)	—	—	(1.4)	(8.0)
Total LendingTree	(3.4)	(0.1)	—	(4.3)	(7.8)
Interval	38.9	—	—	(6.3)	32.6
Total	$140.4	$(24.2)	$(0.5)	$(30.2)	85.4
Other income, net					12.8
Earnings from continuing operations before income taxes and minority interest					98.2
Income tax provision					(37.5)
Minority interest in income of consolidated subsidiaries					(0.1)
Earnings from continuing operations					60.6
Income from discontinued operations, net of tax					0.1
Net earnings available to common shareholders					$60.7

(A) Non-cash compensation expense includes $1.8 million, $2.0 million and $20.3 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation

New IAC
Media & Advertising	$7.6
Match	1.8
ServiceMagic	0.5
Entertainment	1.4
Emerging Businesses	1.2
Corporate	3.1
Total New IAC	15.5
Retailing (To be named HSN)	8.5
Ticketmaster	9.1
LendingTree
Lending	2.5
Real Estate	0.3
Total Lending Tree	2.8
Interval	1.9
Total Depreciation	$37.8

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) income or expense reflecting changes in the fair value of the derivative asset associated with the sale of HSE24, (7) one-time items, and (8) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse lines of credit due to the close connection that exists with changes in loans held for sale which are included in cash provided by operating activities. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE24 due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the sale of HSE24 is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, including the pending spin-off transactions, anticipated trends and prospects in the various industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, risks relating to the contemplated spin-off transactions and related matters, including, among others, increased demands on senior management at IAC and it businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or overall credit markets, a continuing or accelerating slowdown in the domestic housing market, increased credit losses relating to certain underperforming loans sold into the secondary market, effectiveness of hedging activities, changes affecting distribution channels, failure to comply with existing laws, our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services, changes in product delivery costs, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline. To learn more about IAC please visit http://iac.com.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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